Exhibit 99.1

First National Corporation to Acquire Touchstone Bankshares, Inc.

STRASBURG, Va. and PRINCE GEORGE, Va., March 26, 2024 --- First National Corporation (“First National”) (NASDAQ: FXNC) and Touchstone Bankshares, Inc. (“Touchstone”) (OTCPK: TSBA) announced today they have entered into a definitive merger agreement for First National to acquire Touchstone in an all-stock transaction.

The combined company will bring together two community banks with a deep commitment to the customers and communities they have each served since the early 1900s. Total assets are expected to be approximately $2.1 billion, with $1.5 billion in loans, $1.8 billion in deposits, thirty branch offices across Virginia and two branches in North Carolina. The resulting company is expected to be the ninth largest Virginia community bank as ranked by deposits. First National expects the transaction to be approximately 36% accretive to earnings per share with an estimated earn-back period for tangible book value dilution of approximately 3.0 years.

Commenting on the announcement, Scott Harvard, President and Chief Executive Officer of First National Corporation, said, “We are thrilled to have found a partner with an equally long history of serving and supporting local customers and businesses in their communities. Combining our companies will help ensure that we continue to be part of the fabric of the communities we serve, which we believe enables us to deliver superior service and financial performance. We are incredibly excited about this opportunity to expand our Richmond metro presence with the addition of seven branches in the market, and we look forward to welcoming the entire Touchstone team into the First Bank family.”

Strategic and Financial Benefits of the Proposed Merger

Expansion of Richmond Metro Presence: The combined company’s deposits in the Richmond area are expected to exceed $350 million with eight branches serving the market.

Significant Cost Synergies: Estimated cost savings of the combined company are approximately $7.2 million or 35% of Touchstone’s noninterest expense.

Enhanced Scale and Profitability: The greater scale will enable larger loan relationships and improved efficiency across the organization.

Best in Class Deposit Base: Both banks are well positioned with low cost, long duration deposits because of their century-long engagement in their respective markets.

Strong Cultural Alignment: Both companies offer a “people first” culture with a deep commitment to the communities they serve.

Under the terms of the agreement, Touchstone shareholders will receive 0.8122 shares of First National stock for each share of Touchstone stock. Based on First National’s closing stock price of $17.55 as of March 22, 2024, this equates to an aggregate deal value of approximately $47.0 million, or $14.25 per share of Touchstone stock.

Founded in 1906 as The Bank of Dinwiddie, Touchstone Bank currently operates twelve banking locations in and around Richmond, south-central Virginia, and northern North Carolina. As of December 31, 2023, Touchstone reported total assets of $658.7 million, gross loans of $508.8 million and total deposits of $542.2 million.

James Black, President and Chief Executive Officer of Touchstone, stated, “First National is a like-minded partner that shares our culture of supporting our communities by focusing on building meaningful relationships and personalized service to their customers. We are enthusiastic about the opportunity to partner with First National in a transaction that we believe offers significant opportunities to our clients, communities, employees, and shareholders. This partnership is an excellent opportunity to create value for both institutions.”

The merger agreement has been unanimously approved by the boards of directors of each company. The transaction is expected to close in the fourth quarter of 2024, subject to approval of both companies’ shareholders, regulatory approvals, and other customary closing conditions.

First National and First Bank will appoint three Touchstone directors to join the existing nine legacy directors on each respective Board. James Black, the President and Chief Executive Officer of Touchstone, will join First Bank as Executive Vice President and South Region President.

Hovde Group, LLC served as financial advisor and Nelson Mullins Riley & Scarborough, LLP provided legal counsel to First National. Piper Sandler & Co. served as financial advisor and Williams Mullen served as legal counsel to Touchstone.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. First Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the city of Richmond, and the Roanoke Valley of Virginia. In addition to providing traditional banking services, First Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

ABOUT TOUCHSTONE BANKSHARES, INC.

Touchstone Bankshares, Inc., the parent company of Touchstone Bank, which is headquartered in Prince George, Virginia, has been a leading financial services provider in the south-central Virginia region since 1906 and more recently has operated in northern North Carolina. Touchstone Bank offers a full range of banking products through twelve full‐service branches, twelve ATM locations, and offers online deposit account opening, online real‐estate and consumer loan applications, online banking, mobile banking and 24/7 telephone banking. Touchstone Bank is a Member FDIC, Equal Housing Lender, and Equal Opportunity Employer.

ADDITIONAL INFORMATION ABOUT THE ACQUISITION AND WHERE TO FIND IT

In connection with the proposed merger, First National will file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4, which will include a joint proxy statement of First National and Touchstone and a prospectus of First National, as well as other relevant documents regarding the proposed transaction.

SHAREHOLDERS OF FIRST NATIONAL AND TOUCHSTONE ARE ADVISED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING FIRST NATIONAL, TOUCHSTONE AND THE PROPOSED MERGER TRANSACTION.

Shareholders may obtain free copies of these documents, once they are filed, and other documents filed with the SEC on the SEC's website at http://www.sec.gov. Shareholders will also be able to obtain these documents, once they are filed, free of charge, by requesting them in writing from Scott Harvard, First National Corporation, 112 West King Street, Strasburg, Virginia 22657, or by telephone at (540) 465-9121, or from James Black, Touchstone Bankshares, Inc., 4300 Crossings Boulevard, PO Box 2230, Prince George, VA 23875, or by telephone at (804) 324-7384.

First National, Touchstone and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First National and Touchstone in connection with the proposed merger. Information about the directors and executive officers of each of First National and Touchstone will be included in the joint proxy statement/prospectus when it becomes available. Additional information regarding the interests of those persons and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of each document as described in the preceding paragraph.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or proxy in favor of the merger, the merger agreement, or the transactions contemplated thereby, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements related to our plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expression. Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our businesses and operations, there can be no assurance that actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the registration statement when filed and in First National’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the SEC.

Additional risks and uncertainties may include, but are not limited to: (1) the risk that the cost savings and any revenue synergies from the proposed merger may not be realized or take longer than anticipated to be realized, including due to the state of the economy or other competitive factors in the areas in which the parties operate, (2) disruption from the proposed merger of customer, supplier, employee or other business partner relationships, including diversion of management's attention from ongoing business operations and opportunities due to the proposed merger, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the failure to obtain the necessary approval by the shareholders of Touchstone and First National, (5) the possibility that the costs, fees, expenses and charges related to the proposed merger may be greater than anticipated, (6) the ability to obtain required governmental approvals of the proposed merger, (7) reputational risk and the reaction of each of the parties’ customers, suppliers, employees or other business partners to the proposed merger, (8) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the proposed merger, (9) the risks relating to the integration of Touchstone’s operations into the operations of First National, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (10) the risk of potential litigation or regulatory action related to the proposed merger, (11) the risk of expansion into new geographic or product markets, (12) the dilution caused by the First National’s issuance of additional shares of its common stock in the proposed merger, and (13) general competitive, economic, political and market conditions.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the registration statement when filed and in First National’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning First National, Touchstone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither First National nor Touchstone undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACTS

Scott Harvard	James Black
President and CEO First National Corporation	President and CEO Touchstone Bankshares, Inc.
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	james.black@touchstone.bank